Exhibit 14.1

Code of Ethics for Chief Executive Officer and Chief Financial Officer

Under the Sarbanes-Oxley Act of 2002, the Company is required to adopt a written code of ethics applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer. This Code of Ethics for Chief Executive Officer and Chief Financial Officer (this “Code”) has been adopted by the Board of Directors and embodies principles to which the Chief Executive Officer and Chief Financial Officer are expected to adhere and advocate. The Chief Executive Officer and Chief Financial Officer are expected to abide by this Code as well as the Code of Conduct and Corporate Ethics General Policy Statement of Applied Digital Solutions, Inc. If any such officer believes that a violation of this Code has occurred, such officer is required to promptly inform the Board of Directors or the Audit Committee.

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. The Chief Executive Officer and Chief Financial Officer bear a special responsibility for promoting integrity and for ensuring that a culture exists throughout the Company that ensures the fair, timely and accurate reporting of the Company’s financial results and condition.

Because of these special roles, the Chief Executive Officer and Chief Financial Officer are bound by this Code to:

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Act with honesty and integrity, practice and promote ethical conduct, and disclose to the Board of Directors or the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of such officers’ personal and professional relationships.

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Provide stockholders information that is complete, objective, relevant and otherwise necessary to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission, and in other public communications made by the Company.

•	Comply with applicable laws, rules, standards, best practices and regulations of federal, state and local governments, and other appropriate private and public regulatory or standard-setting agencies.
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Avoid any breach of fiduciary duty, any self-interested transactions with the Company and promptly report to the Board of Directors or the Audit Committee any conduct that any such officer believes is or may be in violation of law, regulations, business ethics or of any provision of this Code, including any transaction or relationship that reasonably could be expected to give rise to such a violation.

Any waiver of or amendment to this Code may only be made by the Board of Directors and will be promptly disclosed in accordance with applicable laws, rules and regulations. Requests for waivers of any provision of this Code must be made in writing to the Board of Directors.

If the Chief Executive Officer or Chief Financial Officer is faced with a difficult ethical decision or has doubts as to the appropriate course of action in a particular situation, such officer should consult with the Board of Directors or the Audit Committee. Each such officer will be held accountable for adherence to this Code. Violations of this Code, including failures to report actual or potential violations by others, will be viewed by the Company as a severe disciplinary matter that may result in a personnel action, up to and including termination of employment. The Board of Directors shall determine appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and shall include written notices to the individual involved that the Board of Directors has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board of Directors) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.